PAUL, HASTINGS, JANOFSKY & WALKER LLP
                      555 South Flower Street
                   Los Angeles, California 90071

                       Telephone (213) 683-6000
April 22, 1997

AMCAP Fund, Inc.
333 South Hope Street
Los Angeles, CA  90071

Re:  Rule 24f-2 Notice for Fiscal Year
     Ended February 28, 1997
     SEC File No. 2-26516

Ladies and Gentlemen:

     You have asked us to render an opinion to AMCAP Fund, Inc. (the "Fund") as to the matters described in Rule 24f-2(b)(1) under the Investment Company Act of 1940 (the "Act"), which opinion you are required to file with the Securities and Exchange Commission (the "Commission") together with a Rule 24f-2 Notice for the fiscal year ended February 28, 1997 (the "Notice").

     With respect to factual matters in this opinion, we have relied upon the accuracy of the representations made to us by the Secretary and Assistant Treasurer of the Fund in certificates executed by each of them and have not independently verified the accuracy of such factual information. We have also examined originals or copies, certified or otherwise identified to our satisfaction as being true copies, of those records of the Fund, certificates of public officials, and other documents and matters as we have deemed necessary for the purpose of this opinion. We have assumed without independent investigation or verification the authenticity of the documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies.

     Upon the basis of the foregoing and in reliance thereon, and in reliance upon such other matters as we deem relevant under the circumstances, it is our opinion that the shares of common stock of the Fund issued during the Fund's fiscal year ended February 28, 1997, the registration of which shares the Notice makes definite in number, are legally issued, fully paid and nonassessable.

     We have not verified, are not passing upon and do not assume any responsibility for the accuracy or completeness of the statements contained in the Notice, or for the propriety of the filing of the Notice with the Commission. Our opinion is limited to the Act and the laws of the State of Maryland, and we express no opinion as to the applicability or effect of the laws of any other jurisdiction.

     This letter is furnished to you pursuant to your request and to the requirements imposed upon you by Rule 24f-2(b)(1) under the Act and is intended solely for your benefit for the purpose of completing the filing of the Notice with the Commission. This letter may not be used for any other purpose or furnished to or relied upon by any other persons, or including in any filing made with any other regulatory authority, without our prior written consent.

             Very truly yours,

      s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP

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